Southern Software Group, Inc. Acquires SecureD Services, Inc. Completes Information Security Asset Purchases of VACMAN Enterprise and Dolfin.com

Combined Entities to Deliver trusted security services and next generation integrated security products.

Company Changes Name to SecureD Services, Inc Ticker: SSWG.OB

ANNAPOLIS, Maryland - July 9, 2003 - Southern Software Group, Inc. (OTCBB:
SSWG) today announced that they have signed an Agreement and Plan of Merger to complete the acquisition of SecureD Services, Inc., whereby SecureD Services will become a wholly owned subsidiary of Southern Software Group, Inc. and whereby Southern Software Group will change its name to "SecureD Services, Inc." Current Southern Software Group shareholders will retain approximately 6% of the reorganized corporation on closing.

Coincident with its execution of the Agreement with Southern Software Group, SecureD Services has completed two asset purchases, the first with DOLFIN.com Inc. (a Delaware Corporation, www.dolfin.com) and the second with VASCO Data International, Inc. (a Delaware Corporation, www.vasco.com).

Through the DOLFIN transaction, SecureD Services acquired an Information Security practice that includes professional and managed services for financial services companies, telecommunications companies, health care institutions and government. These services include:

* Security Policy Development and Verification
* Information Security Audits and Assessments
* Penetration Testing & Wireless LAN Infiltration
* Secure Infrastructure Design, Implementation and Integration
* Forensic Analysis
* Managed Security Services
     o Managed Firewall
     o Managed Intrusion Prevention and Detection
     o Managed Content Blocking, Filtering and Tracking

Through the VASCO transaction, SecureD Services acquired VASCO's VACMAN Enterprise division ("VACMAN") originally known as IntelliSoft and/or SnareWorks, including intellectual property and customers. VACMAN Enterprise develops security software that enables companies to manage end user access and single sign-on to web, client/server, and legacy applications in one integrated system. It provides users with secure access to applications, web pages, and data objects based on their company's security policies. VACMAN Enterprise is currently installed in many companies and government organizations who demand secure access and single sign-on capabilities in an integrated system.

 "With the ever increasing dependency by Business and Government on Internet technology and communications and with the significant and growing threat of Cyber Hacking, Espionage and Terrorism, we believe the market demand will surpass the supply of Information Security Service for the next several years" stated King T. Moore, President and CEO of SecureD Services.

"The acquisition of SecureD Services combined with the asset purchases of VACMAN Enterprises and Dolfin.com represents the greatest potential for Southern Software Group shareholders," President and COO of Southern Software Group Ernie Wagner stated. "The newly combined entities of SecureD Services, Inc. combines a group of information security experts and business leaders who are dedicated to delivering next generation integrated security products and services." Wagner concluded. "We believe this acquisition is a perfect fit and will provide our shareholders with the stability and growth they deserve."


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About Southern Software Group:

Southern Software Group was a leading services provider of technology-based training and just-in-time information software that seamlessly linked video and audio with text, graphics, comprehensive animations and simulations until it sold its business on March 3rd of this year to Houston Associates. Since then it has been seeking to close the transaction it announced with SecureD Services in March. For more information or to view copies of recent SEC filings, please visit their web site at www.ssgi.net.

About SecureD Services, Inc.:

SecureD Services was incorporated in September 2002 to provide security services and technology products to enterprises where computer and Internet security is not an Insurance Policy but a Core Organizational Requirement. SecureD Services is a platform company that is building a large professional security consulting and managed security services business through internal growth and a strategic acquisition program. Its first two acquisitions from DOLFIN.com and VASCO DATA Security International will provide the base information security services business and core intellectual property upon which the company will build. For more information, please visit their web site at www.secured-services.com.

About DOLFIN.com:

DOLFIN.com is a North American Leader in e-Security Services. DOLFIN provides end-to-end e-Security services to organizations in the Government, Financial and Commercial communities. DOLFIN designs, implements, and manages the e-Security requirements of its customers so that they can concentrate on doing their business. For more information, please visit their web site at www.dolfin.com.

About VASCO Data Security International:

VASCO Data Security International, Inc. (Nasdaq: VDSI) designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For more information, please visit their web site at www.vasco.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this document the matters described herein contain forward looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product demand, competition, and market conditions, the result of litigation, technological difficulties, the ability of the company to obtain financing on acceptable terms and/or factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports.

For more information contact:
Investor Relations:  Chris Rosgen, (949) 481-9739 ir@secured-services.com
Media: Michael Dubreuil (905) 339 2323 dubreuil@secured-services.com